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Exhibit 99

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD JUNE 12, 2008

Dear 401(k) Plan Participant:

        This letter and the enclosed proxy materials are being sent to you in connection with the 2008 Annual Meeting of Stockholders of Sauer-Danfoss Inc. because you are a participant in either the Sauer-Danfoss Employees' Savings and Retirement Plan or the LaSalle Factory Employee Savings Plan, and you have elected to invest a portion of your 401(k) plan contributions in Sauer-Danfoss stock. In order to direct Merrill Lynch Bank & Trust Co., FSB, the trustee of your 401(k) plan (the "Trustee"), to vote the shares of Sauer-Danfoss stock held on your behalf under your 401(k) plan, you must return the enclosed proxy card to the Company's transfer agent in the enclosed return envelope, so that the transfer agent receives it no later than June 10, 2008. The transfer agent will tabulate the votes for the 401(k) plan participants and transmit the information to the Trustee to permit the Trustee to vote the shares.

        Most 401(k) plan participants also have the option of directing the Trustee via the Internet or by using a toll-free telephone number. Check your proxy card to see which options are available to you. Please be aware that if you transmit your instructions over the Internet, you may incur costs such as telecommunication and Internet access charges for which you will be responsible. The Internet and telephone facilities will be available until 5:00 p.m. (CST) on June 10, 2008.

        Please note that the enclosed proxy materials begin with a cover letter and Notice of Annual Meeting addressed generally to Sauer-Danfoss stockholders. The information about the annual meeting in the letter and Notice is applicable to all stockholders, including those who hold securities through the Company's 401(k) plans, but the mailing and voting instructions in that letter apply only to shares held outside the 401(k) plans. This letter provides the specific mailing instructions applicable to instructing the Trustee on how to vote the Sauer-Danfoss shares held through your 401(k) plan. The proxy card and return envelope enclosed herewith have been specifically coded for 401(k) plan participants.

        If you also hold shares of Sauer-Danfoss Inc. stock outside of your 401(k) plan as a beneficial owner, you will receive a separate set of proxy materials to enable you to vote the shares held in your individual capacity. The proxy card enclosed with this mailing cannot be used to vote the shares held in your individual capacity; it may only be used to direct the Trustee to vote the shares held on your behalf under the 401(k) plan in which you participate. The Trustee will vote the shares held in the 401(k) plan on your behalf in accordance with your instructions on the enclosed proxy card or transmitted over the Internet or by telephone. If you do not give your instructions via the Internet, by using the toll-free telephone number, or by returning the proxy card to the transfer agent so that it is received by June 10, 2008, the Trustee will vote the shares held on your behalf in the same proportion as the Trustee votes the shares held on behalf of the other participants in your 401(k) plan for whom the Trustee does receive voting instructions.

        The 2008 Annual Meeting of Stockholders of Sauer-Danfoss Inc. will be held on Thursday, June 12, 2008 at 8:30 a.m. (local time), at Gateway Hotel & Conference Center, 2100 Green Hills Drive, Ames, Iowa 50014. At the meeting, stockholders will act on the following matters:

  1.
  To elect ten (10) directors for a term expiring at the Annual Meeting of Stockholders to be held in 2009, and until their respective successors are duly elected and shall qualify.

  2.
  To ratify the appointment of KPMG LLP as the Company's independent registered public accounting firm for 2008.

  3.
  To consider and vote upon a proposal to amend and restate the Company's existing Amended and Restated Certificate of Incorporation (the "Certificate of Incorporation") in order to delete provisions requiring the approval of at least 80% of the outstanding shares of the capital stock of the Company entitled to vote generally in the election of directors for the amendment, alteration, or repeal of any provisions of (i) Articles FIFTH through TENTH of the Certificate of Incorporation, or (ii) the Company's Amended and Restated Bylaws (the "Bylaws") (or the adoption of new bylaws in replacement thereof) by our stockholders, and to effectively replace such supermajority threshold with a simple majority threshold.

  4.
  To transact such other business as may properly come before the meeting or any postponement or adjournment.

        You cannot attend the meeting to vote the shares held for your account under your 401(k) plan in person; you can only direct the Trustee to vote on your behalf. Stockholders of record at the close of business on April 16, 2008, are entitled to notice of and to vote at the annual meeting or any postponement, adjournment, or adjournments.

        In order to direct the Trustee to vote the shares held on your behalf under the 401(k) plan in accordance with your wishes, you must transmit your instructions via the Internet, by telephone, or by returning the enclosed proxy card so that the transfer agent receives it prior to 5:00 p.m. (CST) on Tuesday, June 10, 2008, which is two business days prior to the date of the Annual Meeting of Stockholders. The Trustee will then properly tabulate and carry out the voting instructions it receives.

By order of the Board of Directors,

/s/ KENNETH D. MCCUSKEY Kenneth D. McCuskey Corporate Secretary

Lincolnshire, Illinois April 28, 2008

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  Exhibit 99
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD JUNE 12, 2008